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                                                                  EXHIBIT 10



  [Dechert Price & Rhoads Letterhead]


                                           July 24, 1997
  Quantitative Group of Funds
  55 Old Bedford Road
  Lincoln, MA 01773

       Re:  Post-Effective Amendment No. 15 to
            Registration Statement on Form N-1A (File No. 2-84904)
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  Gentlemen:

       Quantitative Group of Funds (the "Trust") is a trust created under a written Agreement and Declaration of Trust dated June 27, 1983, and executed and delivered in Burlington, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Agreement and Declaration of Trust dated April 2, 1990, which was most recently amended on July 18, 1993 (as amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with no par value per share ("Shares").
  The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

       We are of the opinion that the legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

       Under Article III, Section 3 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article III, Section 1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article III, Section 1, the Trustees may authorize the division of Shares into two or more series or classes.

       By resolution of the Board of Trustees on April 17, 1985, the Trustees divided the Shares into four series, designated the Boston I Series, the Boston II Series, the Boston Index Plus Series and the Boston International Series of the Trust. By resolution of the Board of Trustees on July 29, 1987, the Trustees redesignated the Boston I Series, the Boston II Series, the
  Boston Index Plus Series and the Boston International Series as the Boston Growth and Income Series, the Boston Performance Series, the Boston Foreign Growth and Income Series and the Boston Foreign Performance Series. By written consent of the Board of Trustees dated May 28, 1992, the Trustees redesignated the Boston Performance Series as the Boston Numeric Series. By resolution of the Board of Trustees on November 30, 1988, the Trustees abolished and dissolved
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  the Boston Foreign Performance Series of the Trust. By resolution of the Board of Trustees dated May 17, 1994, the Trustees established and designated the Boston Numeric II Series, the Foreign Frontier Series and the Disciplined Growth Series of the Trust. By resolution of the Board of Trustees on July 13, 1994, the Trustees redesignated the Boston Growth and Income Series, the
  Boston Foreign Growth and Income Series, the Boston Numeric Series, the Boston Numeric II Series, the Disciplined Growth Series and the Foreign Frontier Series, respectively as the Quantitative Growth and Income Fund, the Quantitative International Equity Fund, the Quantitative Numeric Fund, the Quantitative Numeric II Fund, the Quantitative Disciplined Growth Fund and the Quantitative Foreign Frontier Fund. By resolution of the Board of Trustees on April 8, 1997, the Trustees abolished and dissolved the Quantitative Disciplined Growth Fund of the Trust.

       By resolution of the Board of Trustees adopted on June 27, 1983, the Trustees of the Trust authorized the officers of the Trust, from time to time, to determine the appropriate number of Shares to be registered, and to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

       We understand that you will register under the Securities Act of 1933, as amended, 1,498,099 Shares by Post-Effective Amendment No. 15 to the Trust's Registration Statement.

       We are of the opinion that all necessary Trust action precedent to the issue of said 1,498,099 Shares, comprising the Shares covered by Post-Effective Amendment No. 15 to the Trust's Registration Statement, has been duly taken and that all such Shares, when issued and sold at the public offering price contemplated by the Registration Statement and delivered by the Trust or its agent against receipt of the net asset value of the Shares, will be legally issued, fully paid and nonassessable by the Trust. In rendering the opinion expressed in the preceding sentence, we rely on certification by an officer of the Trust that the Trust or its agent will obtain consideration for such Shares in accordance with the provisions of the Trust's Declaration of Trust, and we assume that the sale of such Shares will be effected in compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.
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       We consent to your filing of this opinion with the Securities and
  Exchange Commission as an Exhibit to Post-Effective Amendment No. 15 to the Trust's Registration Statement.

                                           Very truly yours,

                                           DECHERT PRICE & RHOADS